EXHIBIT 16.1

November 3, 2004

Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C. 20549

Dear Sirs:

We have been furnished with a copy of the response to Item 4 of Form 8-K for the event that occurred on October 28, 2004, to be filed by our former client, YDI Wireless, Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

/s/ BDO Seidman, LLP

BDO Seidman, LLP